                     TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the ______ day of ___________, 1995, by and between THE JUNDT GROWTH FUND, INC., a Minnesota corporation, having its principal office and place of business at 1550 Utica Avenue South, Suite 950, Minneapolis, Minnesota 55416 (the "Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company having its principal office and place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ( IFTC").

WHEREAS, the Fund is a mutual fund and desires to appoint IFTC as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and IFTC desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.   Terms of Appointment; Duties of IFTC

1.1  Subject to the terms and conditions set forth in this Agreement, the
     Fund hereby employs and      appoints IFTC to act as, and IFTC agrees to
     act as, transfer agent for the Fund's authorized      and issued shares of
     beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to
     the      shareholders of the Fund ("Shareholders") and set out in the
     currently effective prospectus      and statement of additional information
     ("prospectus") of the Fund, including  without      limitation any periodic
     investment plan or periodic withdrawal program.

1.2  IFTC agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement between the Fund and IFTC, IFTC shall:

          (i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof
                 to the Custodian of                the Fund (the "Custodian");

          (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (iii) Receive for acceptance redemption requests and redemption directions, and deliver the appropriate documentation therefor to the Custodian;

          (iv) In respect to the transactions in items (i), (ii) and (iii) above, IFTC shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;


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          (v)    At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vii) Prepare and transmit payments for dividends and distributions declared by the Fund;

          (viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by IFTC of indemnification satisfactory to IFTC and protecting IFTC and the Fund, and IFTC at its option may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

          (ix) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

          (x) Record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding. IFTC shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

     (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), IFTC shall:
          (i) perform all of the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing
          U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information, (ii) provide a system reasonably acceptable to the Fund or its agent which will enable the Fund or its agent to monitor the total number of Shares sold in each state, and
          (iii) open and maintain one or more non-interest bearing deposit accounts as agent for the Fund, with such financial institution(s) as may be designated by it or by the Fund in writing (such accounts, however, to be in the name of IFTC and subject only to its draft or order), into which accounts the moneys received for the account of the Fund and moneys for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks, drafts and payment orders will be drawn.

     (c) In addition, the Fund or its agent shall (i) identify to IFTC in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of IFTC for the Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

     (d)  Procedures as to who shall provide certain of these services in
          Section 1 may be established from time to time by agreement between the Fund and IFTC. IFTC may at times perform only a portion of these services, and the Fund or its agent shall perform the remainder of these services on the Fund's behalf.

     (e) IFTC shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and IFTC.

2.   Fees and Expenses

2.1 For the performance of services by IFTC pursuant to this Agreement, the Fund agrees to pay IFTC an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and IFTC.

2.2 In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse IFTC for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by IFTC for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by IFTC at the request or with the consent of the Fund, will be reimbursed by the Fund.

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2.3  The Fund agrees to pay all fees and reimbursable expenses promptly following the receipt of the respective billing notice.

3.   Representations and Warranties of IFTC

IFTC represents and warrants to the Fund that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of the State of Missouri; provided, however, that the Fund acknowledges that IFTC intends to merge with a newly-chartered national association which shall be the surviving entity following such merger.

3.2  It is duly qualified to carry on its business in the State of Missouri.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.   Representations and Warranties of the Fund

The Fund represents and warrants to IFTC that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota.

4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.3 All proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.   Data Access and Proprietary Information

5.1 The Fund acknowledges that the computer programs, screen formats, report formats, interactive design techniques, and documentation manuals ("Software") furnished to the Fund by IFTC as part of the Fund's ability to access the Fund-related data ("Customer Data") maintained by IFTC on data bases under the control and ownership of IFTC or to access data provided by other third parties ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to IFTC and such third parties. In no event shall Proprietary Information be deemed Customer Data nor shall Customer Data be deemed Proprietary Information. The Fund agrees to treat all Proprietary Information as proprietary to IFTC and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

     (a) to electronically access Customer Data solely through computer hardware operating at locations agreed to by IFTC and solely in accordance with IFTC's applicable user documentation;

     (b) to refrain from copying or duplicating in any way the Proprietary Information except as required to operate and maintain the Software;

     (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform IFTC in a timely manner of such fact and dispose of such information in accordance with IFTC's instructions;

     (d) to refrain from causing or allowing data, other than Customer Data, acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of IFTC;

     (e) that the Fund shall have access to the Data Access Services only for purposes of performing the functions and services which are to be performed by the Fund or its agent pursuant to Section 1.2(d) hereof as agreed upon by the parties;

     (f) to honor all reasonable written requests made by IFTC to protect at IFTC's expense the rights of IFTC in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

5.3 If the Fund notifies IFTC that the Software or any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, IFTC shall endeavor in a timely manner to correct such failure. Organizations from which IFTC may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against IFTC arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.4 If the transactions available to the Fund include the ability to originate electronic instructions to IFTC in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event IFTC shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures established by IFTC from time to time.

5.5 All Customer Data shall be considered confidential and proprietary information owned by the Fund. IFTC agrees to cooperate as necessary to withdraw Customer Data from its Software when requested by the Fund. IFTC further agrees to use all reasonable efforts to prevent any of the Customer Data from being disclosed to third-parties, other than to agents of the Fund and the Fund s administrator and as required by law.

5.6 If a third-party claims that the Software infringes its patent, copyright, or trade secret, or any similar intellectual property right, IFTC will defend, indemnify and hold the Fund harmless against that claim at IFTC s expense and pay any costs, damages, or awards of settlement, including court costs, arising out of any such claim, demand, or action, provided that the Fund promptly notifies IFTC in writing of the claim, allows IFTC to control, and cooperates with IFTC in, the defense or any related settlement negotiations.

5.7 IFTC represents and warrants that Software will perform substantially in accordance with IFTC s applicable user documentation. IFTC further represents and warrants that IFTC has a license to use the Software for purposes of this Agreement.

5.8 DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN
     AS IS, AS AVAILABLE BASIS. IFTC EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED
     TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE

6.   Indemnification

6.1 IFTC shall not be responsible for, and the Fund shall indemnify and hold IFTC and its agents and subcontractors harmless from and against, any and all losses, damages, costs, charges (including reasonable counsel fees), payments, expenses and liabilities arising out of or attributable to:

     (a) All actions of IFTC or its agents or subcontractors taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

     (b)  The breach of any representation or warranty of the Fund hereunder.

     (c) The reliance on or use by IFTC or its agents or subcontractors of information, records, documents or services which are received by IFTC or its agents or subcontractors and have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

     (d) The reliance on, or the carrying out by IFTC or its agents or subcontractors of any instructions or requests of the Fund.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

6.2 At any time IFTC may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by IFTC under this Agreement, and IFTC and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by IFTC or any such agent or subcontractor in reliance upon such instructions or upon the opinion of such counsel. IFTC, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to IFTC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. IFTC, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.3 The Fund shall not be responsible for, and IFTC shall indemnify and hold the Fund harmless from and against, any and all losses, damages, costs, charges (including reasonable counsel fees), payments, expenses and liabilities arising out of or attributable to:

     (a) The bad faith, negligence or willful misconduct of IFTC or its agents or subcontractors in taking or failing to take any action pursuant to this Agreement.

     (b)  The breach of any representation or warranty of IFTC hereunder.

6.4 In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which an indemnifying party may be required to indemnify an indemnified party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party through counsel reasonably acceptable to the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party s prior written consent.

7.   Covenants of the Fund and IFTC

7.1  The Fund shall promptly furnish to IFTC the following:

     (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of IFTC and the execution and delivery of this Agreement.

     (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto (or restatements thereof).

7.2 IFTC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use of, and for keeping account of, such certificates, forms and devices.

7.3 IFTC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by
     Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, IFTC agrees that all such records prepared or maintained by IFTC relating to the services to be performed by IFTC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

7.4 IFTC and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, other than to agents of the Fund, the Fund s administrator and agents and subcontractors of IFTC, except as may be required by law.

7.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, IFTC will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. IFTC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

8.   Termination of Agreement

8.1  This Agreement may be terminated by either party upon one hundred twenty
     (120) days written notice to the other.


8.2 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.

9.   Assignment

9.1 Except as provided in Section 9.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, that the planned merger described in Section 3.1 shall not be subject to this requirement.

9.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.3 IFTC may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"), or National Financial Data Services, Inc. a Massachusetts corporation ("NFDS"), which are each duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"); or (ii) any other IFTC affiliate which is duly registered as a transfer agent pursuant to
     Section 17A(c)(1); provided, however, that IFTC shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

10.  Amendment

     This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

11.  Missouri Law to Apply

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Missouri, without reference to the choice of laws principles thereof.

12.  Force Majeure

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

13.  Consequential Damages

     Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

14.  Merger of Agreement

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.  Survival of Terms.

     The provisions of Sections 5.1, 6 and 8.2 shall survive the termination of this Agreement.

16.  Counterparts

     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.  Notices.

     Notices, requests, instructions and other writings shall be addressed to a party at the address set forth above, or at such other address as such party may have designated to the other in writing.

18.  Waiver.

     The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party s rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

19.  Invalidity.

     If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and this Agreement shall remain enforceable to the fullest extent permitted by applicable law.

20.  Other Agreements.

     This Agreement does not in any way affect any other agreements entered into between the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                               THE JUNDT GROWTH FUND, INC.


                               By:



                               INVESTORS FIDUCIARY TRUST COMPANY


                               By:
                                   -------------------------------------

                       INVESTORS FIDUCIARY TRUST COMPANY
                         FUND SERVICE RESPONSIBILITIES*


Service Performed                                 Responsibility
-----------------                                 --------------
                                                  Bank      Fund
                                                  ----      ----
1.  Receives orders for the purchase of Shares.

2.  Issue Shares and hold Shares in Shareholders accounts.

3.  Receive redemption requests.

4.  Effect transactions 1-3 above directly with broker-dealers.

5.  Pay over monies to redeeming Shareholders.

6.  Effect transfers of Shares.

7.  Prepare and transmit dividends and distributions.

8.  Issue Replacement Certificates.

9.  Reporting of abandoned property.

10. Maintain records of account.

11. Maintain and keep a current and accurate control book for each issue of securities.

12. Mail proxies.

13. Mail Shareholder reports.

14. Mail prospectuses to current Shareholders.

15. Withhold taxes on U.S. resident and non-resident alien accounts.

16. Prepare and file U.S. Treasury Department forms.

17. Prepare and mail account and confirmation statements for Shareholders.

Service Performed                                 Responsibility
-----------------                                 --------------
                                                  Bank      Fund
                                                  ----      ----

18. Provide Shareholder account information.

19. Blue sky reporting.

* Such services are more fully described in Section 1.2 (a), (b) and (c) of the Agreement.

                               JUNDT GROWTH FUND


                               BY:
                                   ------------------------------------


                               INVESTORS FIDUCIARY TRUST COMPANY


                               BY:
                                   ------------------------------------